CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Rand Acquisition Corp. II

We hereby consent to the use in the Prospectus constituting part of Amendment No. 1 to the Registration Statement on Form S-1 of our report dated October 25, 2006, except for the third paragraph of Note 1, as to which the date is December 18, 2006, on the financial statements of Rand Acquisition Corp. II (a corporation in the development stage) as of September 30, 2006 and for the period from August 21, 2006 (date of inception) to September 30, 2006, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

December 27, 2006